EXHIBIT 99
----------

                            UNITY BANCORP ANNOUNCES
                            QUARTERLY CASH DIVIDEND


     CLINTON, NEW JERSEY, October 18, 1999--UNITY BANCORP, INC. (NASDAQ NM:
UNITY), announced today that its Board of Directors had declared a regular cash dividend of $.06 per share payable November 16, 1999 to shareholders of record as of October 29, 1999. This dividend will mark the 20th consecutive quarter in which the Company has paid a cash dividend.

     Mr. Robert J. Van Volkenburgh, Chairman of the Board of Unity Bancorp, stated "This dividend reflects the Board's view both of the Company's current condition and our faith in its future prospects."

     Unity Bank, the Company's primary subsidiary headquartered in Clinton, New Jersey, is New Jersey's fastest growing financial services retailer with assets over $400 million and operating 17 full service offices located throughout central New Jersey. Along with a large array of traditional bank products, Unity also offers insurance services and other investment products through Unity Financial Services, Inc.; and Conseco Securities, Inc. Unity is a leading "Preferred Lender" of SBA financing in New Jersey, Pennsylvania, Delaware and New York. In addition, Unity Bank provides a variety of residential mortgage programs through its subsidiary, Certified Mortgage Associates.

     For additional information about the Bank, call Unity Direct at 800.618.BANK, or visit Unity's website at www.unitybank.com. E-mail may be addressed to the Bank at info@unitybank.com.


Contacts:       Thomas Maresca or Kevin J. Killian at Unity Bank, 908.730.7630

Approved by:    Thomas Maresca, EVP Unity Bank: October 18, 1999

Reviewed by:    D. Downes, Ryan and Beck



                                  Page 5 of 5